EXHIBIT 21.1

SUBSIDIARIES OF ION GEOPHYSICAL CORPORATION

Subsidiary	Jurisdiction

Beijing ION Geophysical Co., Ltd.	China
Concept Systems Holdings Limited	Scotland
Concept Systems Limited	Scotland
GMG/AXIS, Inc.	Delaware
GX Technology Canada, Ltd.	Canada
GX Technology Corporation	Texas
GX Technology EAME. Limited.	UK
GX Technology Imaging Services Limited	Egypt
GX Technology Poland Sp. Z o.o.	Poland
GX Technology Processamento de Dados Ltda.	Brazil
GX Technology Sismica Brasil Ltda.	Brazil
GX Technology Trinidad, Ltd.	West Indies
I/O Cayman Islands, Ltd.	Cayman Islands
I/O International, Ltd.	Cayman Islands
I/O International Holdings, Ltd.	Cayman Islands
I/O Luxembourg S.à r.l.	Luxembourg
I/O Marine Systems Limited	UK
I/O Marine Systems, Inc.	Louisiana
I/O U.K., LTD.	UK
I/O U.K. Holdings Limited	Scotland
“Inco” Industrial Components ‘s-Gravenhage B.V.	Netherlands
Input/Output Canada, Ltd.	Canada
ION China Holdings, Limited	Hong Kong
ION Exploration Products (U.S.A.), Inc.	Delaware
ION Geophysical CIS LLC	Russia
ION International Holdings L.P.	Bermuda
ION International S.à r.l.	Luxembourg
ION International Sales Limited	Cyprus
IPOP Management, Inc.	Delaware
Sensor Nederland B.V.	Netherlands